Exhibit 2.2

ASSIGNMENT OF SALE AND PURCHASE AGREEMENT RIGHTS

This ASSIGNMENT, dated as of October 11, 2006, 2006 (this “Agreement”), is by and between Neenah Paper, Inc., a Delaware corporation (“Assignor”), and Neenah Paper International LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, the Assignor has entered into a Sale and Purchase Agreement, dated as of August 9, 2006, by and between FiberMark, Inc., a Delaware corporation (“Parent”), FiberMark International Holdings LLC, a Delaware limited liability company (“FiberMark International,” and together with Parent, “Sellers”), and Assignor (the “Purchase Agreement”); and

WHEREAS, Section 10.7 of the Purchase Agreement permits the assignment by Assignor to one or more wholly owned Subsidiaries of Assignor of any and all of Assignor’s rights, interests and obligations under the Purchase Agreement, without the consent of any other party to the Purchase Agreement; and

WHEREAS, pursuant to Section 10.7 of the Purchase Agreement, Assignor desires to assign all of its right, title and interest in to and under the Purchase Agreement to Assignee.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Defined Terms.  Capitalized terms that are used in this Agreement (including in the recitals hereto) but are not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.             Assignment.  Subject to the terms, conditions and limitations of the Purchase Agreement, the Assignor hereby assigns to the Assignee all of its right, title and interest in, to and under the Purchase Agreement.  Assignee agrees to be bound by all of the terms, conditions and provisions contained in the Purchase Agreement.  Nothing contained herein shall relieve Assignor of its obligations under the Purchase Agreement to the extent that Assignee fails to perform such obligations.

3.             Further Assurances.  Each of the Assignor and the Assignee hereby covenants and agrees that it shall execute such documents and take such further action as the other party hereto may reasonably request in order to effectuate the assignment set forth herein.

4.             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns.

5.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.             Construction.  This Agreement is delivered pursuant to and is subject to the Purchase Agreement.

7.             Counterparts.  This Agreement may be signed in counterparts each of which shall be deemed an original.  The parties further agree that counterparts to this Agreement may be delivered by facsimile.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR

NEENAH PAPER, INC.

By:	/s/ Sean T. Erwin
Name: Sean T. Erwin
Title: President and Chief Executive Officer

ASSIGNEE

NEENAH PAPER INTERNATIONAL LLC

By:	/s/ Sean T. Erwin
Name: Sean T. Erwin
Title: President and Chief Executive Officer